Exhibit 1.2

MORGANS HOTEL GROUP CO.

February             , 2006

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

World Financial Center, South Tower

225 Liberty Street, 6th Floor

New York, New York 10080

Re:          Morgans Hotel Group Co. Reserved Share Program

Ladies and Gentlemen:

Reference is made to the Underwriting Agreement dated February          , 2006 (the “Underwriting Agreement”) among Morgans Hotel Group Co., a Delaware corporation (the “Company”), Morgans Hotel Group LLC, a Delaware limited liability company (“MHG”), Morgans Group LLC, a Delaware limited liability company (the “Operating Company”) and the Underwriters listed in Schedule I to the Underwriting Agreement.  All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Underwriting Agreement.

As part of the offerings contemplated by the Underwriting Agreement, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) has agreed to reserve out of the shares of Common Stock, $.01 par value per share (“Shares”), set forth opposite its name on Schedule I to the Underwriting Agreement, up to              Shares for sale to certain persons designated by the Company (“Invitees”), as set forth in the Prospectus under the heading “Underwriting” (the “Reserved Share Program”).  The Shares to be sold by Merrill Lynch pursuant to the Reserved Share Program (the “Reserved Shares”) will be sold by Merrill Lynch pursuant to the Underwriting Agreement at the public offering price.  Any Reserved Shares not orally confirmed for purchase by such Invitees by the end of the first business day after the date of the Underwriting Agreement will be offered directly to the public by Merrill Lynch as set forth in the Prospectus.

In order to induce Merrill Lynch to conduct the Reserved Share Program, and in addition to and without limiting the representations, warranties, covenants and agreements of the Company contained in the Underwriting Agreement, the Company hereby agrees with Merrill Lynch as follows:

1.         The Company, MHG and the Operating Company represent and warrant to Merrill Lynch that (i) the Registration Statement, the Prospectus and any preliminary prospectus comply, and any further amendments or supplements thereto will comply, in all material respects with any applicable laws or regulations of foreign jurisdictions in which the Registration Statement, Prospectus or any preliminary prospectus, as amended or supplemented, if applicable, are distributed in connection with the Reserved Share Program, and that (ii) no authorization, approval, consent, license, order, registration or qualification of or with any government, governmental instrumentality or court, other than such as have been obtained, is necessary under the securities laws and regulations of foreign jurisdictions in which the Reserved Shares are offered or sold outside the United States in connection with the Reserved Share Program.

2.         The Company, MHG and the Operating Company covenant with Merrill Lynch that the Company will comply with all applicable securities and other applicable laws, rules and regulations in each foreign jurisdiction in which the Reserved Shares are offered or sold in connection with the Reserved Share Program.

3.         In connection with the offer and sale of the Reserved Shares, the Company, MHG and the Operating Company (and with respect only to MHG, for the period commencing on the date of the Underwriting Agreement and ending on the Closing Date) agree to indemnify and hold harmless the Underwriters, their Affiliates and selling agents and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act, from and against any and all loss, liability, claim, damage and expense (including, without limitation, any legal or other expenses reasonably incurred in connection with defending, investigating or settling any such action or claim), as incurred, (i) arising out of the violation of any applicable laws or regulations of foreign jurisdictions where Reserved Shares have been offered; (ii) arising out of any untrue statement or alleged untrue statement of a material fact contained in any prospectus wrapper or other material prepared by or with the consent of the Company for distribution to Invitees in connection with the offering of the Reserved Shares or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (iii) caused by the failure of any Invitee to pay for and accept delivery of Reserved Shares which have been orally confirmed for purchase by any Invitee by the end of the first business day after the date of the Agreement; or (iv) related to, or arising out of or in connection with, the offering of the Reserved Shares.

4.         This Agreement is for the benefit of Merrill Lynch and each of the Underwriters and is enforceable to the same extent as if fully set forth in the Underwriting Agreement.

5.         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

6.         This Agreement may be executed in one or more counterparts and, when a counterpart has been executed by each party, all such counterparts taken together shall constitute one and the same agreement.

Very truly yours,

MORGANS HOTEL GROUP CO.

By:
Name:
Title:

MORGANS HOTEL GROUP LLC

By:
Name:
Title:

MORGANS GROUP LLC

By:
Name:
Title:

Accepted as of the date hereof:

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

By:
Name:
Title:

3